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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 23, 2002
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about January 17, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 13 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH DECEMBER 15, 2002

1.    When will Expeditors release its 4th quarter 2002 results?

We are scheduled to release our fourth quarter results before the market opens on Tuesday, February 11, 2003.

2.    Some forwarders stated that they lost some ocean customers altogether when the PMA lockout occurred in October while others converted ocean freight to air freight. Could you please comment on whether this occurred for you? If so, how much ocean business do you expect to gain back since the PMA and ILWU have reached an agreement?

We think that this question is actually a restatement of the age-old polemic—"is the glass half-empty or half-full?" From our perspective, we think that we're looking at a very full glass here and we're not really focusing on how much business we have to win back. Rather, we are focusing on how much business we think we will be able to keep. Selling services to a potential customer is much harder than keeping what you already have.

We believe that we demonstrated the ability to move freight equally efficiently by ocean or by air during the last four months. This allowed us to meet customer needs, even in a chaotic market, without needing to refer them away to other logistic suppliers or merely string them along. Our employees moved a lot of freight under conditions unmatched in recent memory.

The circumstances surrounding the recent West Coast port disruption caused customers to do things that were definitely different and unplanned. Corporate planning and strategic objectives are all fine going in, but once the circumstances change, particularly as drastically as they did this fall, planning and preconceptions fall aside. The priority becomes "to get my stuff that is over there, over here now."

In such an environment, many customers made unprecedented decisions about routings and vendor selection. This was an opportunity for us to show what we could do. We appreciated the opportunity to show our capabilities to a lot of customers who have, until now, not made full use of our services.

The events of the last several months created a great commonality with many shippers that heretofore had not existed between us. To quote a line attributed to Flip Wilson, "We may have come over in different ships, but we're in the same boat now!"

We accept the risk that some of our business may not be back, but during a difficult time, we tried to meet the needs of as many customers as possible. We tried to show what we could accomplish without compromising the loyalty of our regular customers. We think we did a good job of this.

In the final analysis, all we can do is our very best for those who give us an opportunity. There is a lot of business out there that we would obviously love to continue handling and other stuff that we are working hard to get. But, we already handle a lot of good business for great customers, and for that we are truly appreciative.

3.    There has been talk that the ban on transporting 16-ounce U.S. Mail on commercial planes will be lifted soon, since proper screening equipment is becoming more of a reality. Have you heard anything similar?

This question falls into the realm of air transport security. As we have stated in several prior efforts on Form 8-K, we cannot discuss security restrictions as they apply to our operations. To the extent that your question invites us to speculate about security restrictions applicable to others, we will decline.

Finally, if you are asking because you are worried about our customers suddenly using the mail to move their heavy cargo, this is extremely unlikely. Alternatively, if you are worried about our allocations being somehow displaced by a flood of mail, we can state our belief that this is not going to be a problem.

4.    Could you comment on how many charters you used to feed demand for your airfreight forwarding services during the fourth quarter of 2002?

Since the fourth quarter is still a work in progress, the exact answer to your question will be difficult to provide. As of the middle of December 2002, we continue to use scheduled charter capacity several times a week and we still have backlogs in various places in Asia.

Looking at activity year to date, we have completed 66 charters from Asia to North America and 41 of these occurred during the fourth quarter of 2002. In addition, we have also handled another 8 customer-specific charters, each of which were requested as a result of the West Coast port disruptions.

5.    Will the recent extension of peak season surcharges imposed on ocean freight by the Transpacific Stabilization Agreement have any impact on yields during the historically weaker months of December and January?

No. This surcharge is a straight "pass through" and should not have any impact on our ocean margins, positive or negative.

6.    Does United Airlines' December 9, 2002 bankruptcy filing have any negative implications for Expeditors?

We do not believe that there will be any direct impact to Expeditors from a financial or operations perspective. As long as United Airlines continues to fly while restructuring under the protection of the bankruptcy code, it is unlikely that there would be any indirect effect on Expeditors.

7.    Recently, a competitor of yours disclosed in their Form 6-K that within recent weeks they have experienced a decline in both air freight demand and pricing in the Asia Pacific to U.S. trade lane due to the November 23rd tentative agreement between the ILWU and PMA. Has Expeditors experienced the same in regards to pressures on capacity and pricing within this trade lane?

Since you did not name UTI Worldwide in your question, we will not mention them by name in our answer.

We did locate a December 5th SEC filing on Form 6-K where a competitor made the interesting statement that you mention. We found the statement interesting, but not really relevant to what we have experienced.

Any easing in demand that we have observed, and we think that it is important to stress that we are talking about a relative easing from what had been an absolutely chaotic situation, is likely due to the gradual but systematic clearing out of the backlog that was created during the actual 10-day port shut down.

Any other easing that would have been observable as of December 5, 2002 could hardly be the result of a tentative settlement reached some 12 days earlier. Assuming that this competitor did experience a true easing of demand and prices, they are not a proxy for the whole market.

Airfreight demand for cargo moving from Asia to North America continues to be strong as of mid-December 2002. While it is true that there has been some recent easing of pricing, this has to be kept in context with normal seasonality and in terms of just how drastically distorted the market became in the last couple of months.

Alternatively, the real difference between our outlooks might be explained by the fact that only one of us was conducting a secondary offering where 20% of the stock was coming from insiders. In such a case, an expected easing might be amplified into a decline so that nobody gets sued no matter what might happen.

8.    There have been discussions in the press regarding ITF's recent announcement of protests in the sea ports of all European member states, specifically in response to the European Parliament's introduction of the "Port Package". To what extent has Expeditors been following this issue, and do you believe that a wide scale work stoppage in Europe would have similar disruptive effects as the recent West Coast port labor disruption?

We are aware of the press reports that you reference. We can only assume that a widespread European port stoppage would have similar, perhaps more exaggerated, disruptive effects. The European situation would be a more public and political matter than were the labor problems on the West Coast of the U.S.

While we hope that nothing similar will happen, we are confident that we would apply the same skills in Europe that we used to address the requirements of our customers during the recent U.S. port disruptions.

9.    As of September 30th, Expeditors had not added any new offices in 2002. What new openings are planned for the remainder of 2002 and for 2003?

Given that it is the middle of December, it is safe to predict that we are not going to have any new office openings in 2002. We do have some irons in the fire and we would expect to have something to say in the first part of 2003. We will make our usual announcements as they happen.

10.    Expeditors has recently alluded to potential increases in spending on technology (a new computer platform). Will the new technology add any additional features for Expeditors internally or externally, or will the investments simply replace existing systems?

Yes to one and no the other.

11.    What is your market-share when compared to that sub-set of the overall freight forwarding market that you deem to be attractive for Expeditors? For example, since you're only interested in non-asset based freight forwarding (I presume you won't ever want to own ships and airplanes or do much warehousing), your "universe" of opportunities is limited by this self-imposed constraint.

We have no idea about the exact size of our market share. The only figures that we have seen would cause us to guess that we have a 1 to 1.5% market share. Regardless of what our exact share may be, our perception is that there is plenty of freight out there that we don't handle and we are more than anxious to add to our customer list.

As far as self-imposed constraints go, we hardly view refusing to own assets as a constraint. We also reject the implication we are somehow missing out on market share because we are non-asset based. We would have no more freight if we actually owned assets that fly or float. In fact we would argue that our service would likely decline as we became focused on filling our equipment rather than providing the best service for the price. There is no more logic to the notion that we would be able to capture more freight if we would buy some hardware than there is in saying that a pig would be a bird if only it had wings. A flying pig perhaps, but a bird?

12.    I would be grateful if you could advise me of Expeditors' current Moodys/Standard & Poors Bond, Debt and CP ratings.

We don't have any bonds or commercial paper outstanding as of the middle of December 2002. In fact, since we have never issued a bond or any commercial paper, we've never had any reason to pay to have a rating issued on Expeditors. We are proud of this savings.

13.    Can you tell me if Expeditors applied for and recieved money as XXX, XXXXXXX XXXXXXX and other air cargo services received over the past year? I noticed that XXX continues to get grants, $8.9 million per quarter, under the Air Transportation Safety and System Stabilization Act. This seems like a lot of money that could be had.

There was indeed a lot of money available for companies that were registered somehow as an airline. This included XXX which in our view had a non-asset model only in press releases written for the financial community. We are not an airline, and therefore could not apply for the government financial assistance.

We were out of the air freight business for four days like everybody else. It was our view then, and remains so today, that no cargo shipments were destroyed in the terrorist attacks. We would like to think that the government benefits only went to those asset-based carriers who suffered a loss. However, it seems that companies that actually might have benefited from the upheaval surrounding the entire 9-11 tragedy (for example all-cargo airlines that were able to fly cargo that passenger aircraft could not due to grounding or safety restrictions) actually got significant amounts of free money as well.

It is our understanding that the $8.9 million was a one-time benefit. As significant taxpayers, we certainly hope our understanding is correct.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
December 23, 2002	/s/ PETER J. ROSE Peter J. Rose, Chairman and Chief Executive Officer
December 23, 2002	/s/ R. JORDAN GATES R. Jordan Gates, Executive Vice President— Chief Financial Officer and Treasurer

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